CCN: 1017614000-02

SECOND AMENDMENT TO

INVESTMENT SUBADVISORY AGREEMENT

This Amendment made as of______, 2018 (the Effective Date) to the Investment Subadvisory Agreement made as of the 1st day of August 2006 between USAA INVESTMENT MANAGEMENT COMPANY (IMCO), as transfe1red to USAA ASSET MANAGEMENT COMPANY (AMCO) pursuant to the Transfer and Assumption Agreement dated December 31, 2011, each a corporation organized under the laws ofthe state of Delaware and having its principal place of business in San Antonio, Texas and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a corporation organized under the laws of the state of Delaware and having its principle place of business in Boston, Massachusetts (MFS).

AMCO and MFS agree to modify and amend the Investment Subadvisory Agreement described above (Agreement) as follows:

1.SCHEDULE B. Schedule B ofthe Agreement is deleted in its entirety and replaced with the Schedule B attached hereto.

2.MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the pmiies. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

3.EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the date hereof, each reference to the Agreement in the Agreement and all exhibits thereto shall mean and be a reference to the Agreement as mnended by this Amendment. The parties agree that the Exhibits to the Agreement, as mnended by this Amendment, form a pmi of the Agreement and shall have the same force and effect as if expressly set out in the body of the Agreement.

IN WITNESS WHEREOF, each of the pmiies has caused this Amendment to be signed and delivered by its duly authorized representative.

USAA ASSET MANAGEMENT COMPANY MASSACHUSETTS FINANCIAL

SERVICES COMPANY
By: ---------------	By: --------------
Nmne: ---------------	Name: -------------
Title: ---------------	Title: -------------
Date: ---------------	Date: -------------

Confidential - USAA Information

CCN: 1017614000-02
SCHEDULER
FEES

Fund	Account Rate per annum of the average daily
net assets of the Fund Account*
International Fund	First $2.0 Billion - 33 basis points
Next $1.0 Billion - 30 basis points
Next $1. 0 Billion - 25 basis points
Above $4.0 Billion - 22.5 basis points

World Growth Fund	First $2.0 Billion - 33 basis points
Next $1.0 Billion - 30 basis points
Next $1.0 Billion - 25 basis points
Above $4.0 Billion - 22.5 basis points

*The average daily net assets for the pwpose ofcalculating the subadvisory fee shall be determined by combining the m>erage daily net assets ofthe International Fund and the average daily net assets ofthe World Growth Fund subadvised by MFS.

Confidential - USAA Information